Exhibit 10.32

Execution Version

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange

Act of 1934, as amended.

AMENDED AND RESTATED MARKETING AGREEMENT

THIS AMENDED AND RESTATED MARKETING AGREEMENT (this “Agreement”) effective as of January 1, 2014, (the “Effective Date”) by and between INTEROCEANIC CORPORATION, a New York corporation (“IOC”), and RENTECH NITROGEN PASADENA, LLC, a Delaware limited liability company (“RNP”).

W I T N E S S E T H:

WHEREAS, this Agreement amends and restates in its entirety, effective as of the Effective Date, that certain Marketing Agreement by and between IOC and Agrifos Fertilizer, LLC, RNP’s predecessor in interest, dated as of March 22, 2011 (“Original Agreement”); and

WHEREAS, RNP currently plans to produce approximately 700,000 short tons per year of granular ammonium sulfate (the “Product”) at its plant in Pasadena, Texas (the “Plant”); and

WHEREAS, IOC is a marketer and trader of fertilizer; and

WHEREAS, RNP and IOC desire to enter into a commercial arrangement whereby IOC will have the exclusive right and obligation to market all of the Product manufactured by RNP at the Plant for sale worldwide, subject to the terms and conditions set forth below; and

NOW, THEREFORE, based on such premises, and for certain good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in reliance on the representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

1. Product.

1.1 Volume. During the term of this Agreement, and subject to the terms and conditions set forth herein, IOC shall market and sell all Product manufactured by RNP at the Plant. For purposes of this Agreement, all short tons of Product manufactured by RNP at the Plant and so marketed and sold by IOC shall, after delivery to IOC, be referred to as the “Subject Tons”. As used in this Agreement, “short ton” and “ton” each equals 2,000 pounds.

1.2 Efforts. IOC shall use commercially reasonable efforts to market the Subject Tons so as to obtain the most advantageous Pasadena net back price for such Subject Tons FOB the Plant. The parties shall meet to agree on a prevailing reference price (the “Prevailing Reference Price”) for such sales, with each party offering in advance of the meeting their calculation of the prevailing reference price (Pasadena FOB) (each a “Proposed Prevailing Reference Price”) that shall be used for mutually agreeing upon a Prevailing Reference Price. To the extent that the parties are unable to agree on a Prevailing Market Price, IOC shall not agree to sales of the Product below RNP’s Proposed Prevailing Reference Price unless it has (i) supplied RNP with the price, the estimated Logistics Expenses, the estimated Financing Expenses (as defined in Section 4.2), and any other information requested by RNP and (ii) obtained RNP’s written consent authorizing such sale. RNP shall have two (2) business days after receipt of all information necessary to evaluate the proposed shipment to respond to IOC’s request. If RNP determines in its sole discretion to reject a sale below RNP’s Proposed Prevailing Reference Price, IOC shall not make such shipment and RNP shall have the right to sell such Product to third parties pursuant to the provisions of Section 1.4(b). If RNP fails to respond within such two (2) business day period, IOC’s request shall be deemed approved. As used in this Agreement, “commercially reasonable efforts” shall mean with respect to a given goal, the efforts that a reasonable person, charged with the obligation and acting in good faith, as judged by the standards of the applicable business community, would use so as to achieve that goal as expeditiously as possible and consistent with such person’s past commercial practices. Such efforts would be consistent with such person’s practices in achieving similar goals on its own behalf and taking advantage of all of its marketing and distribution channels in a relevant territory.

1.3 Worldwide Marketing Rights; Exclusivity. RNP hereby grants IOC an exclusive right to market and sell the Product on an exclusive, worldwide basis. Except as expressly set forth below in Section 11 below, IOC hereby agrees that, in exchange for being granted the exclusive right to market and sell the Product manufactured at the Plant on an exclusive, worldwide basis, it shall not market nor sell ammonium sulfate of any grade from any other source.

IOC shall be granted a right of first offer to market additional ammonium sulfate produced by plants RNP may acquire or construct under a separate marketing agreement, unless such plants acquired by RNP have existing marketing or distribution commitments. Such offer must be made in writing by IOC to RNP within 15 business days of RNP notifying IOC of the new plant and providing details regarding product quantity, quality and location. RNP may, at its sole discretion, accept, counter or reject the IOC offer. Failure by IOC to provide an offer within the 15 business day period described above indicates IOC is not interested in entering into a marketing agreement with respect to the new plant, and satisfies RNP’s obligation under this paragraph in full.

1.4 Delivery Forecasts.

(a) IOC shall have responsibility for marketing the full output of Product generated by the Plant. At least thirty (30) days before the start of each calendar year (or any stub period within the term of this Agreement), RNP shall provide IOC with a non-binding, estimated production schedule of the “Annual Volume” of Product for the following calendar year (or such stub period) (the “Annual Production Schedule”) and with a non-binding, estimated production schedule of the “Monthly Volume” of Product for each calendar month during the following calendar year (or such stub period) (the “Monthly Production Schedule”). On or before the first business day of each calendar month, RNP shall provide IOC with an updated, Monthly Production Schedule, taking into account the Shipping Schedule provided by IOC (defined in subparagraph (b) below). The Monthly Production Schedule shall reflect any planned plant turnarounds or expansion of production. Notice of planned plant turnarounds shall be provided in advance. The Annual Production Schedule and the Monthly Production Schedule are for planning purposes only and shall not increase or decrease the parties’ respective obligations as to Product under Section 1.1 of this Agreement.

(b) IOC shall provide RNP with a good-faith, estimated written shipping schedule of IOC’s requirements of Product for each calendar month, taking into account RNP’s Annual Production Schedule and the Monthly Production Schedule (the “Shipping Schedule”), at least five (5) business days before the beginning of such month. RNP shall use commercially reasonable efforts to deliver the Product to IOC in an amount consistent with the Shipping Schedule. RNP does not guarantee to deliver a minimum volume of Product to IOC; provided, however, that if RNP fails to deliver 250,000 short tons (the “Planned Minimum Volume”) measured over a calendar year, which Planned Minimum Volume shall be reduced due to (i) the unavailability of any necessary transportation or other distribution equipment or services, (ii) a failure of IOC to accept Product, or (ii) an event of force majeure, then, pursuant to Section 4.2 below, RNP shall reimburse IOC for any Logistics Expenses (as defined below) incurred by IOC for under-utilized Logistics Commitments (as defined below) in such calendar year. RNP shall provide written notice to IOC of any shut down of the Plant which is expected to last for a period greater than thirty days and the expected duration of such shutdown. In the event of such a shutdown that is not attributable to force majeure, then RNP shall reimburse IOC from the date of such shutdown for its documented, minimum fixed costs which IOC estimates at $125,000 per month; provided that such reimbursement shall not exceed $250,000.00 without the written consent of RNP. If (i) IOC fails to accept delivery of Product for five (5) days or more or (ii) RNP rejects a request from IOC to sell the Product below RNP’s Proposed Prevailing Reference Price pursuant to Section 1.2, then RNP shall have the right to market the Product to a third party until such time as IOC has resumed purchasing the Product or the parties have agreed on a Prevailing Reference Price. RNP shall have the right to complete any sales that RNP has arranged prior to the date IOC has resumed purchasing the Product.

1.5 Loading. IOC shall be responsible for the supply and coordination of rail cars, trucks, vessels and barges moving to and from the Plant. RNP shall be responsible for the direct ordering and scheduling of rail cars moving to and from the Plant with the appropriate railroads. RNP shall load Product onto such distribution equipment promptly upon arrival of the distribution equipment, in a manner reasonably consistent with the Shipping Schedule. IOC shall give RNP reasonable advanced notice of the estimated arrival of distribution equipment.

1.6 Weight. RNP shall weigh the rail cars and trucks using a certified scale and, with respect to vessels and barges, a draft survey, to determine the weight of Subject Tons to be specified on each bill of lading. RNP shall determine the weight and assay of the Subject Tons delivered hereunder. RNP’s bill of lading weights and measurements of assay shall govern settlement, unless proven to be in manifest error. In the event of a dispute, both parties shall accept an independent determination of weight and chemical analysis by a recognized surveyor or laboratory familiar with the properties of the Product.

2. Term. Subject to termination in accordance with the provisions of Section 15, the term of the Agreement shall run from January 1, 2014 (the “Effective Date”) to December 31, 2016, and shall automatically renew annually for an additional 12-month period unless either party shall notify the other at least 210 days prior to the end of the initial term or any subsequent term that this Agreement will not be renewed. Upon the Effective Date, the Original Agreement shall terminate; provided that any obligations under the Original Agreement incurred prior to the Effective Date shall survive the termination until the time such liability or obligation has been satisfied or otherwise discharged.

3. Specifications; Warranty. All Subject Tons shall conform substantially to the specifications set forth on Annex A, attached hereto and incorporated herein by reference. IOC shall hold RNP harmless for defects caused by events that occur after delivery. RNP shall, if it determines that the Product does not conform to the foregoing warranty, replace the nonconforming Product. IOC shall cooperate with RNP in connection with replacing any nonconforming product and with the return, or disposal, at RNP’s instructions and at RNP’s expense, of any such nonconforming Subject Tons. RNP MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, OF OR WITH RESPECT TO THE SUBJECT TONS OR THE PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED.

4. Compensation.

4.1 Fees. For the services provided by IOC under this Agreement, IOC shall receive a fee of [*] per short ton for all Subject Tons (the “Base Fee”); provided that the Base Fees shall not exceed [*] in any calendar year or pro rata portion thereof.

4.2 Logistics Commitments and Expenses. With the prior approval of RNP, IOC may make contractual commitments for warehouse space, insurance and transportation capacity to optimize marketing the Planned Minimum Volume (“Logistics Commitments”). Reasonable, documented out-of-pocket expenses incurred by IOC for any Logistics Commitments (“Logistics Expenses”) shall be allocated to the Subject Tons as appropriate. In the event that IOC uses such Logistics Commitments for products other than the Subject Tons, then the related Logistics Expenses would be allocated pro rata by volume (i.e. the same unit rate would apply to the Subject Tons as the other products for a given shared logistics service).

4.3 Monthly Reconciliation. IOC will provide RNP a monthly reconciliation detailing all transactions for the preceding month on or about the 5th business day of the following month. Such reconciliation shall include documentation necessary to support IOC’s calculation of the Logistics Expenses and Financing Expenses (defined in Paragraph 4.4) in reasonable detail, plus any additional documentation that RNP may reasonably request. Failure by IOC to respond to a RNP request within ten (10) business days shall constitute a default by IOC under Paragraph 15.1.5.

4.4 Financing Expenses. The parties agree that in order for IOC to carry out its obligations hereunder, IOC is authorized to incur reasonably documented out-of-pocket financing costs for carrying accounts receivable from customers that purchased Subject Tons from IOC (net of amounts owed by IOC to RNP hereunder) and inventory of Subject Tons owned by IOC (the “Financing Expenses”).

4.5 Audit Rights. Either party may audit the determination and allocation of the items identified in Sections 4.1, 4.2 and 4.4 above.

5. Purchase; Title and Risk of Loss. IOC shall purchase the Product to be marketed FOB Pasadena at the Net FOB Price (defined below) upon delivery of Product. Delivery of Product shall occur, and the ownership of, and legal title to, the Product, and all risks of loss of or damage to the Product, shall pass from RNP to IOC (and such Product shall become Subject Tons), with respect to vessels and barges, at the point and at such time as the Product enters the vessel or barge, and, with respect to rail cars, and trucks or trailers, at the point and at such time as the Product leaves RNP’s plant gate for transportation to IOC’s destinations and, with respect to Product that is held by RNP in RNP’s warehouse, at the time RNP delivers to IOC a warehouse receipt. In the event that IOC purchases Product that is held in RNP’s warehouse, (i) RNP shall issue IOC a warehouse receipt, (ii) such Product/Subject Tons shall be identified as property of IOC and segregated from other Product in the RNP warehouse, and (iii) IOC would be added by RNP as an additional insured with respect to such Product/Subject Tons under RNP’s property insurance policy.

6. Invoices.

6.1. Form and Content; Invoiced Price. The invoices shall be in writing or an equivalent electronic data interchange message, and the invoice amounts shall be stated in currency of the United States. For any Subject Tons purchased by IOC hereunder, the price invoiced by RNP would be equal to: (A) IOC’s final actual sales price paid by its customer for Subject Tons contained in such shipment, less (B) (i) the Logistics Expenses for such shipment, (ii) the Financing Expenses for such shipment, and (iii) the Base Fee for such shipment (the “Net FOB Price”). In the event that the Net FOB Price cannot be determined for a given quantity of Subject Tons at the time such invoice is issued (e.g., the Product has been delivered but is in storage), then RNP shall invoice IOC based on a mutually agreed upon price not to be less than it to 2/3 of an estimated Net FOB Price, subject to final adjustment when the actual Net FOB Price can be determined, and such adjustment shall be reflected in the next invoice.

6.2. Payment. IOC shall pay amounts owed to RNP, subject to any manifest error, in currency of the United States, transmitted by electronic funds transfer in a format specified by RNP, within four (4) business days from delivery of an invoice.

7. Termination for Non-Performance. Notwithstanding anything to the contrary set forth in this Agreement, if IOC fails to accept delivery of ninety percent (90%) of the Monthly Volume of Product measured on a quarterly basis (the “Minimum Volume”), then RNP may terminate the Agreement by providing IOC with thirty (30) days prior written notice. Notwithstanding anything to the contrary, if IOC has not purchased the Minimum Volume due to (i) RNP’s rejection of a request from IOC pursuant to Section 1.2 that was within ten percent (10%) or less of RNP’s Proposed Prevailing Reference Price or (ii) if RNP makes third party sales pursuant to Section 1.4(b) that are below RNP’s Proposed Prevailing Reference Price, then this Section 7 shall not apply.

8. Assessments. RNP shall be responsible for and pay when due, except when contested in good faith, any and all assessments, charges, duties, fees, taxes and other costs (collectively “Assessments”) now or hereafter imposed by the government or any governmental authority of the United States or any state, county, municipality or other subdivision thereof on or with respect to the Product prior to the transfer of title under Section 5 of this Agreement, and (b) IOC shall be responsible for and pay when due, except when contested in good faith, any and all Assessments, now or hereafter imposed by the government or any governmental authority of the United States or any state, county, municipality or other subdivision thereof, on or with respect to Subject Tons, or the transportation thereof, at the time of or after the transfer of title under Section 5 of this Agreement.

9. Representations and Warranties of RNP. RNP represents and warrants to IOC as follows:

9.1. Existence. RNP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized to conduct business in the State of Texas.

9.2. Authority. RNP has full authority and power to transact the business in which it is engaged, own and operate its properties, assets and rights, execute and deliver this Agreement, and perform its obligations hereunder.

9.3. Authorization. RNP has taken all actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

9.4. Enforceability. This Agreement has been executed and delivered by a duly authorized officer of RNP, constitutes the legal, valid and binding obligation of RNP, and is enforceable against RNP in accordance with its terms.

9.5. Specifications. Subject to Section 3, all Subject Tons sold and purchased hereunder, when delivered to IOC will meet the Specifications.

10. Representations and Warranties of IOC. IOC represents and warrants to RNP as follows:

10.1. Existence. IOC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

10.2. Authority. IOC has full corporate authority and power to transact the business in which it is engaged, own and operate its properties, assets and rights, execute and deliver this Agreement, and perform its obligations hereunder.

10.3. Authorization. IOC has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.4. Enforceability. This Agreement has been executed and delivered by a duly authorized officer of IOC, constitutes the legal, valid and binding obligation of IOC, and is enforceable against IOC in accordance with its terms.

10.5. Known Characteristics. IOC is familiar with the characteristics, qualities and potentialities of the Product. IOC agrees to: (a) review and retain product safety information supplied by RNP, adopt and follow safe handling, storage, transportation, use and disposal practices with respect to Product, including, but not limited to those required by federal, state and local statutes, rules, regulations or ordinances; (b) make all reasonable efforts to ensure that Product is sold or provided to persons who or entities that can and will properly handle, use, store, transport and dispose of it; and (c) share appropriate safety, health and environmental information with employees, customers and contractors involved in the handling or distribution of Product.

11. Force Majeure. If either party hereto is rendered unable by force majeure to perform its obligations under this Agreement, then upon such party notifying the other party of such force majeure, the notifying party shall not be liable to the other party for any failure or delay in its performance hereunder (except for the payment with respect to the Subject Tons previously delivered hereunder) to the extent that the failure or delay is due to such force majeure. For the purposes hereof, the term “force majeure” includes, without limitation, war whether declared or undeclared; fire, flood, lightning, earthquake, storm, or any act of God; strikes, lockouts, or other labor difficulties or disruptions; civil disturbances, riots or sabotage; accidents, explosions, breakages, freezing or partial or entire failure of machines, equipment, pipelines or other property; inoperability of railroads or other third party distribution equipment essential to the transportation of the Product; any official order, directive or industry-wide request or suggestion by any government or governmental authority which, in the reasonable judgment of the party affected, makes it necessary to cease or reduce production; any inability to secure necessary fuel, power, equipment, transportation, or raw materials, including the inability to secure such items by reason of allocations promulgated by any government or governmental authority; or any other contingency, whether similar or dissimilar to the foregoing, beyond the reasonable control of the affected party which interferes with continued performance hereunder. Performance under this Agreement shall be suspended during the period of any such force majeure event to the extent made necessary thereby. Any force majeure event shall, so far as reasonably possible, be remedied with all reasonable dispatch, provided that the settlement of strikes, lockouts, industrial disputes or disturbances shall be entirely within the discretion of the affected party. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the force majeure event. During any force majeure event impacting the performance of IOC’s obligations hereunder, RNP shall have the right to allocate its available supply of Product to third parties. If RNP is prevented from supplying the Product by reason of a force majeure event for more than thirty (30) days, then IOC will have the right to make other arrangements to acquire Product to satisfy its commitments to third parties until RNP is capable of supplying the Subject Tons. If during a force majeure hereunder, customers of IOC are affected by a force majeure event and unable to accept deliver of Product, then IOC would be excused from payment of the Net FOB Price until such time as the Product can be resold by IOC in a timely manner and payment for such Subject Tons at the Net FOB Price would then be due and payable.

12. Confidentiality. Neither RNP nor IOC shall reveal the terms of this Agreement to any third party, excluding affiliates, auditors and attorneys, except with the written permission of the other party, or as required to be disclosed by applicable law. Further, each party shall maintain as confidential and not disclose to third parties any business, technical, proprietary or other similar information (including, without limitation, production cost, pricing information and data, customer and sales information) of the other party received or acquired in the course of entering into or performing this Agreement or the exercise of any rights or remedies hereunder. The forgoing obligations shall survive the termination, expiration or cancellation of this Agreement for a period of two (2) years. These confidentiality obligations shall not apply to information which (i) is required to be disclosed by law; (ii) is disclosed in connection with mediation or other legal proceedings concerning this Agreement; or (iii) is received from a third party not under an obligation of confidentiality with respect to such information.

13. Indemnification. RNP shall defend, indemnify and hold harmless IOC from and against all liability, loss, costs, damages, expenses, judgments and other liabilities (including, without limitation, reasonable legal fees and expenses and court costs) incurred as the result of any third-party claim, action, suit or other legal proceeding (collectively, “Losses”) which result from the failure of the Subject Tons to comply with the Specifications but only to the extent that such failure is not caused by IOC, its affiliates, successors or assigns. IOC shall defend, indemnify and hold harmless RNP from and against all Losses that result from the failure of the Subject Tons to comply with the Specifications as the result of the action or inaction of IOC. In no event shall either party be liable to the other party for consequential, special, punitive or exemplary damages. The indemnity obligations set forth in this Section 13 shall survive the termination or expiration of this Agreement for a period of one year.

14. Dispute Resolution. Prior to initiating any legal or other action or proceeding against the other, the parties shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations between the respective Presidents of the parties. The disputing party shall give the other party written notice of the dispute. Within twenty (20) days after receipt of such notice, the receiving party shall submit a written response to the other party. The notice and response shall include a statement of each party’s position and arguments supporting its position. The Presidents shall meet at a mutually acceptable time and place within thirty (30) days after the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved through negotiation within sixty (60) days after the date of the disputing party’s notice, or if either party will not meet with the other party within thirty (30) days after the date of the disputing party’s notice, then either party may take such action or inaction as it deems appropriate. All deadlines specified in this Section 14 may be extended by the mutual agreement of the parties.

15. Termination.

15.1. Grounds for Termination. This Agreement and the interests, rights and obligations of RNP and IOC hereunder may be terminated in the following manners and for the indicated reasons:

15.1.1. by RNP and IOC in a written agreement executed and delivered by said parties, with the termination of this Agreement to be effective as of the date set forth therein;

15.1.2. by RNP pursuant to 180 days written notice given to IOC; provided that such termination may not occur prior to January 1, 2016;

15.1.3. by IOC, pursuant to 180 days written notice given to RNP;

15.1.4. by RNP or IOC, upon written notice given to the other party, if the other party (a) voluntarily files a petition, or allows the filing of an involuntary petition, under any federal, state or other bankruptcy, reorganization, arrangement, insolvency or other similar statute or regulation, which remains undismissed, unvacated or unstayed for a total of 60 days after the filing thereof, (b) has a trustee, receiver or liquidator voluntarily or involuntarily appointed for all or any substantial part of its business or assets, which remains undisrnissed, unvacated or unstayed for a total of 60 days after the appointment thereof; (c) voluntarily commences dissolution, or allows the commencement of an involuntary dissolution proceeding, under any federal, state or other dissolution, liquidation, winding-up or other similar statute or regulation, which remains undismissed, unvacated or unstayed for a total of 60 days after the commencement thereof; or (d) makes a general assignment for the benefit of creditors; in each such case with the termination of this Agreement to be effective as of the date set forth in the termination notice;

15.1.5 by RNP or IOC, pursuant to a notice given to the other party, if the other party breaches any material covenant or fails to perform any material obligation set forth in this Agreement and such breach is not waived by the terminating party or cured by the breaching party within 30 days after the breaching party is notified of such breach by the terminating party or otherwise, with the termination of this Agreement to be effective as of the date set forth in the termination notice.

15.2. Effects of Termination. If this Agreement is terminated as provided in Sections 15.l.l or 15.1.3, the fact of such termination shall not create any liability on the part of RNP or IOC. If this Agreement is terminated by RNP under Section 15.1.2, then RNP shall reimburse IOC for any out-of-pocket costs incurred by IOC for under-utilized Logistics Commitments. If this Agreement is terminated as provided in Sections 15.1.4 or 15.1.5, such termination shall not prejudice, and the parties shall continue to be entitled to pursue, any and all other available claims, rights and remedies that they may have against each other under this Agreement, or at law or in equity.

16. Miscellaneous Provisions.

16.1. Independent Contractors. The parties hereto are independent contractors, and nothing contained herein shall be construed as appointing either party an agent or representative of the other party.

16.2. Notices and Other Communications. Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the addresses or numbers or in accordance with the e-mail or electronic messaging system details provided in or pursuant to this Agreement with respect to the receiving party (the “recipient”) and will be deemed effective as indicated:

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by facsimile transmission, on the date that transmission is received in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted;

(iv) if sent by electronic messaging system, on the date that electronic message is received; or

(v) if sent by e-mail, on the date that e-mail is delivered.

If to RNP, then to:	Rentech Nitrogen Pasadena, LLC
2001 Jackson Road
Pasadena, TX 77506
Attn.: Marc Wallis, Senior Vice President of Sales
Phone No.: (314)270-3499
Facsimile No.: (314) 843-6092
Email: mwallis@rnp.net

If to IOC, then to:	Interoceanic Corporation
500 Executive Blvd.
Ossining, NY 10562
Attn: Elio Mazzella, Sr.
Phone No.: (914) 762-7800
Facsimile No.: (914) 762-8001
Email: e.mazzella@ioccorp.com

Either party may by notice to the other change the address, telephone number, facsimile number or e-mail or electronic messaging system details at which notices or other communications are to be given to it.

16.3. Entire Agreement. This Agreement including specifically identified attached Annexes constitutes the full understanding of the parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no term, condition, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the provisions of this Agreement shall be effective or binding on the parties, unless the same hereafter is effected in accordance with Section 16.4. For the avoidance of doubt, it is the intent of the parties that the Original Agreement shall terminate effective as of the Effective Date; provided that the terms and conditions contained in the Original Agreement shall apply to any sales.

16.4. Amendments. This Agreement may be altered, modified, amended or changed (other than any waiver of any provision hereof which shall be effective only if made in accordance with Section 16.5) but only by a written agreement executed and delivered by both parties.

16.5. Waivers. No waiver by either party of any breach of the covenants set forth herein or any claim, right or remedy provided for hereunder and no course of dealing shall be deemed a waiver of the same or any other breach, claim, right or remedy, unless such waiver is in writing and is signed by the party sought to be bound. The failure of a party to assert or exercise any claim, right or remedy shall not be deemed a waiver of such claim, right or remedy in the future.

16.6. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

16.7. Enforceability. Subject to compliance with Section 16.8 below, this Agreement shall be enforceable by and against RNP and IOC and their respective successors, permitted assignees and legal representatives.

16.8. Assignment. Neither party shall assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement, including by operation of law pursuant to a merger or consolidation, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any assignment, conveyance, transferor other disposition made, or attempted, in violation of this Section 16.8 shall be void and of no force or effect.

16.9. Remedies. Except as otherwise expressly set forth in Section 15.3, in the event of any breach by a party hereto of any covenant contained in this Agreement, the other party shall be entitled to assert and pursue a claim for equitable relief to which such party may be entitled including, without limitation, specific performance of such covenant, in addition to any and all other remedies to which said party may be entitled hereunder or by law. Any party’s full or partial exercise of any remedy shall not preclude any subsequent exercise by said party of the same or any other remedy.

16.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE CONFLICT-OF-LAWS PROVISIONS THEREOF.

16.11. Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the day and year stated below.

RENTECH NITROGEN PASADENA, LLC

By:	/s/ Marc Wallis
Name:	Marc Wallis
Title:	Senior Vice President of Sales
Date:	8/29/13

INTEROCEANIC CORPORATION

By:	/s/ Elio Mazzella, Sr.
Name:	Elio Mazzella, Sr.
Title:	President
Date:	8/30/13

ANNEX A

SPECIFICATIONS

Nitrogen content (N)	20.2% w/w (min)
Sulfur content (S)	23.8 w/w (min)
Moisture content	0.5% w/w (max)
Free Acidity (as H2SO4)	0.1% w/w (max)
Median Particle Size (SGN)	250 (2.50mm min)